UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15 (d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 19, 2011

THE BABCOCK & WILCOX COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	001-34658	80-0558025
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

13024 BALLANTYNE CORPORATE PLACE SUITE 700 CHARLOTTE, NORTH CAROLINA		28277
(Address of principal executive offices)		(Zip Code)

Registrant’s Telephone Number, including Area Code: (704) 625-4900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On September 19, 2011, our Board of Directors (the “Board”) appointed Thomas A. Christopher as a member of the Board, to serve with immediate effect as a Class II director and as a member of the Compensation Committee and the Safety & Security Committee. Mr. Christopher retired as the Vice Chairman of Areva NP Inc., a nuclear power facility design and construction company, in June 2009. He also served as its President and Chief Executive Officer from April 2000 to January 2009.

In accordance with our non-employee director compensation program, Mr. Christopher will receive (1) an annual retainer of $70,000, payable quarterly in advance and prorated based on his service period, and (2) meeting fees of $2,500 for each board meeting personally attended after the eighth board meeting held in the twelve months following the annual shareholders meeting, $1,500 for each committee meeting personally attended and $1,000 for each Board and committee meeting attended by telephone. In addition, upon his appointment, Mr. Christopher received a grant of 3,921 shares of our common stock (representing the prorated amount of the 2011 stock grant awarded to non-employee directors under our director compensation program).

Mr. Christopher does not have any interest in any transactions requiring disclosure under Item 404(a) of Regulation S-K and there are no arrangements or understandings between Mr. Christopher and any other person pursuant to which he was appointed as a director.

A copy of our press release announcing the appointment is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated September 20, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

THE BABCOCK & WILCOX COMPANY

By:	/s/ David S. Black
David S. Black
Vice President and Chief Accounting Officer

September 20, 2011

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